Exhibit 5.1

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

May 9, 2023

Hayward Holdings, Inc.

1415 Vantage Park Drive

Suite 400 Charlotte, NC 28203

Re: Registration Statement on Form S-3ASR filed on May 2, 2022 (Registration 333-264617)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated May 2, 2022 (the “Base Prospectus”) and the prospectus supplement dated May 8, 2023 (together with the Base Prospectus, the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) by Hayward Holdings, Inc. (the “Company”), a Delaware corporation, pursuant to Rule 424 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus relates to the offering of up to 24,150,000 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company by certain stockholders of the Company, which Shares are covered by the Registration Statement.

We have acted as counsel for the Company in connection with the sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP